EXHIBIT 99.1

The Genlyte Group Incorporated
10350 Ormsby Park Place, Suite 601
Louisville, KY 40223

News Release	For Immediate Release

Contact:	William G. Ferko, CFO
(502) 420-9502

Genlyte Announces Outlook for

Second Quarter 2003

Louisville, KY, June 9, 2003---The Genlyte Group announced that due to recent strengthening of the Canadian Dollar, legal, pension and insurance cost increases, earnings for the second quarter ended June 2003 are estimated to decrease by 10% to 15% from the prior year.   Second quarter sales are estimated to be flat with the $247.8 million reported last year.

Larry Powers, Chairman, President and CEO indicated that “The weak US dollar has impacted the earnings of the company’s Canadian divisions that sell into the US markets.  During the second quarter we will realize approximately $1.5 million to $2.0 million of translation losses on US dollar denominated monetary assets in our Canadian divisions including cash and receivables. The company traditionally has not hedged its Canadian dollar transaction exposures.  On the other hand, our other comprehensive income increased by $4 million during the first quarter and should increase by an additional $4 to $5 million during the second quarter due to the translation of our net Canadian asset exposure.  Unfortunately, this gain is not included in our operating income and is only reflected as an increase to shareholder’s equity.

“In addition to the currency translation costs, litigation, pension, and insurance costs this quarter will be higher than anticipated.

“We announced a price increase earlier this year to help offset our cost increase pressures.  The benefits of the price increase are not enough to offset the magnitude of the cost increases that we are experiencing. Due to the project nature of much of our business, there is a three to nine month lag in realizing the benefit of increased prices. We anticipate that the price increase will offset many of our cost increases during the third and fourth quarter.  We do not expect the Canadian currency to strengthen significantly from the current levels and hopefully it will not negatively impact our third and fourth quarter results.”

The company expects to release second quarter operating results during the week of July 14, 2003.

The Genlyte Group Incorporated (Nasdaq: GLYT) holds a 68% interest in Genlyte Thomas Group LLC, which is a leading manufacturer of lighting fixtures and controls for the commercial, industrial and residential markets. Genlyte Thomas sells products under the major brand names of Capri, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, Ledalite, Lightolier, Lightolier Controls, Lumec, Stonco, Thomas, Vari-Lite,

Wide-Lite, in the United States and Canlyte and Thomas in Canada. The Genlyte Group Incorporated is traded on Nasdaq National Market System under the Symbol GLYT.

The statements in this report with respect to future results, future expectations, and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of the Company to meet new business sales goals, fluctuations in commodity prices, slowing of the overall economy, increased interest costs arising from a change in the Company’s leverage or change in rates, failure of the Company’s plans to produce anticipated cost savings, and the timing and magnitude of capital expenditures, as well as other risks discussed in the company’s filing with the Securities Exchange Commission.  The Company makes no commitment to disclose any revision to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.